Exhibit 99.1

3PEA Reports Record Fourth Quarter and Full Year 2014 Financial Results

2014 Revenue Up 63% to $10.3M; Drives Net Income of $2.6M and Diluted EPS of $0.06

HENDERSON, Nev.--(BUSINESS WIRE)-- 3PEA International, Inc. (OTCQB:TPNL), a vertically integrated provider of innovative prepaid card programs and processing services for corporate, consumer and government applications, reported financial results for the fourth quarter and full year ended December 31, 2014.

2014 Financial Highlights vs. 2013

•	Revenues increased 63% to $10.3 million
•	Gross profit increased to $5.6 million, or 54.8% of total revenue, compared to $2.2 million, or 34.9% of total revenue
•	Net income increased to $2.6 million, or $0.06 per diluted share, compared to $0.6 million, or $0.01 per diluted share.

Management Commentary

“2014 was a breakthrough year for our Company, as we experienced record revenue and net income,” said Arthur De Joya, Chief Financial Officer, 3PEA International, Inc. “Much of this growth is attributed to the continued traction in healthcare reimbursement payments, pharmaceutical co-pay assistance programs, and donor payments for source plasma using our PaySign brand of prepaid debit cards. Using the PaySign Platform, we can quickly design and implement comprehensive solutions for a variety of industries that are customizable and cost effective for our customers.”

“We’ve also internalized our sales and marketing teams, which we will leverage to further penetrate the growing plasma industry, sign additional customers in the pharmaceutical space, and enter into new targeted verticals, such as automotive, retail and payroll, among others. This has resulted in the most robust pipeline of potential customers in our Company’s history.”

“Going forward, we anticipate an acceleration in our business. As we aggressively pursue new customers in our traditional plasma and pharmaceutical markets, and penetrate other targeted verticals with our PaySign payment solutions, we are confident that our overall margin structure will continue to expand in 2015 and beyond.”

Q4 2014 Financial Results

Total revenues in the fourth quarter of 2014 increased 156% to $4.9 million compared to $1.9 million in the same fourth quarter of quarter 2013. The increase in revenue primarily due to an increase in corporate incentive reward programs, specifically, the Company’s healthcare reimbursement payments, pharmaceutical co-pay assistance, and donor payments for source plasma.

Gross profit in the fourth quarter of 2014 increased to $4.0 million, or 80.9% of total revenues, compared to $1.0 million, or 49.5% of total revenues in the year-ago quarter. This improvement was attributable to programs such as donor payments for source plasma and pharmaceutical co-pay assistance.

Total operating expenses in the fourth quarter of 2014 were $1.1 million compared to $0.5 million in the year-ago quarter. The increase was primarily due to $0.5 million in stock-based compensation to employees and directors, as well as continued investment in the company’s infrastructure and sales and marketing teams.

Net income in the fourth quarter of 2014 was $2.8 million, or $0.07 per diluted share, compared to net income of $0.4 million, or $0.01 per diluted share in the year-ago quarter.

At December 31, 2014, the company’s cash balance totaled $3.9 million compared to $1.0 million at December 31, 2013. At December 31, 2014, the company had $1.0 million in total debt.

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2014 Financial Results

Total revenues in 2014 increased 63% to $10.3 million compared to $6.3 million in 2013. The increase in revenue was primarily due to an increase in corporate incentive reward programs, specifically, the Company’s healthcare reimbursement payments, pharmaceutical co-pay assistance, and donor payments for source plasma.

Gross profit in 2014 increased to $5.6 million, or 54.8% of total revenues, compared to $2.2 million, or 34.9% of total revenues in 2013. This improvement was attributable to higher margin card programs such as donor payments for source plasma and pharmaceutical co-pay assistance. The Company expects gross profit margins will continue to improve in the future as it launches new corporate incentive reward programs utilizing the PaySign platform.

Total operating expenses in 2014 were $2.9 million compared to $1.5 million in 2013. The increase was primarily due to $0.6 million in stock-based compensation to employees and directors, as well as continued investment in the company’s infrastructure and sales and marketing teams.

Net income in 2014 was $2.6 million, or $0.06 per diluted share, compared to a net income of $0.6 million, or $0.01 per diluted share in 2013.

Recent Operational Highlights

•	Launched the PaySign® brand of prepaid cards, which encompasses solutions for corporate incentives, payroll, public sector, pharmaceutical co-pay assistance, source plasma donations, general spend reloadable, and other market niches.
•	Increased presence in the plasma donation payments space by signing The Interstate Companies and B Positive National Blood Services. At the end of 2014, the Company serviced 78 plasma donation centers, compared to 46 at the end of 2013. The company expects revenues from these centers to increase as they mature, and expects to add additional centers from its existing clients as they expand their operations.
•	Alexander Goldberg, former President of Ford Motor Land Services Corporation, and Leonard Goodman, Director of Information Technologies at The Interstate Companies, joined the Company’s newly established advisory board.
•	Partnered with Haemonetics to Integrate PaySign Connect prepaid card solution with Haemonetics' Donor Management System.
•	Entered into an agreement with Visa, whereby the Company exclusively issues Visa-branded prepaid cards for the PaySign brand.
•	The board of directors approved a 2.7 million share repurchase program. The Company has since repurchased and retired 2.4 million shares, or approximately 6% of the common stock outstanding, as part of a debt settlement totaling $0.7 million.

The company also recently launched a new website at www.3pea.com, which features 3PEA’s complete range of prepaid card solutions, as well as an enhanced news and investors sections, among others.

About 3PEA International

3PEA International (OTCQB:TPNL) is an experienced and trusted prepaid debit card payment solutions provider as well as an integrated payment processor that has millions of prepaid debit cards in its portfolio. Through its PaySign brand, 3PEA designs and develops payment solutions, prepaid card programs, and customized payment services. 3PEA manages programs for many of the world’s largest pharmaceutical manufacturers with copay assistance products designed to maximize new patient acquisition, retention, and adherence. 3PEA’s corporate incentive prepaid cards are changing the way corporations reward, motivate, and engage their current and potential customers, employees, and agents. 3PEA’s customizable prepaid solutions offer significant cost savings while improving brand recognition and customer loyalty. 3PEA’s customers include healthcare companies, major pharmaceutical companies and source plasma providers, large multinationals, prestigious universities, and social media companies. PaySign is a registered trademark of 3PEA Technologies, Inc. in the United States and other countries. For more information visit us at www.3pea.com or follow us on LinkedIn, Twitterand Facebook.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There is no assurance that such statements will prove to be accurate, and actual results and future events could differ materially. 3PEA undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

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3PEA INTERNATIONAL, INC.

BALANCE SHEETS

DECEMBER 31, 2014 AND 2013

(AUDITED)

	December 31, 2014	December 31, 2013
	(Audited)	(Audited)
ASSETS

Current assets
Cash	$3,886,968	$1,027,239
Cash Restricted	7,792,255	6,905,680
Accounts Receivable	86,658	391,611
Prepaid Expenses and other assets	214,502	218,950
Total current assets	11,980,383	8,543,480

Fixed assets, net	206,929	121,078

Intangible and other assets
Deposits	4,451	4,896
Intangible assets, net	765,719	495,252

Total assets	$12,957,482	$9,164,706

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$680,159	$1,431,317
Customer card funding	7,792,255	6,905,680
Stock payable - related parties	680,000	–
Notes payable- related parties	700,440	533,000
Notes payable	325,446	187,780
Total current liabilities	10,178,300	9,057,777

Total liabilities	10,178,300	9,057,777

Commitments and contingencies	–	–

Stockholders' equity
Common stock; $0.001 par value; 150,000,000 shares authorized,36,669,106 and 38,936,106 issued and outstanding at December 31, 2014 and December 31, 2013, respectively	36,669	38,936
Additional paid-in capital	5,634,886	5,570,406
Treasury stock at cost, 303,450 and 303,450 shares, respectively	(150,000)	(150,000)
Accumulated deficit	(2,790,075)	(5,400,559)
Total 3Pea International, Inc.'s stockholders' equity	2,731,480	58,783
Noncontrolling interest	47,702	48,146
Total stockholders' equity	2,779,182	106,929

Total liabilities and stockholders' equity	$12,957,482	$9,164,706

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3PEA INTERNATIONAL, INC.

STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013

(AUDITED)

	For the year ended December 31,
	2014	2013

Revenues	$10,293,180	$6,307,891

Cost of revenues	4,654,715	4,103,680

Gross profit	5,638,465	2,204,211

Operating expenses
Depreciation and amortization	171,594	58,012
Selling, general and administrative	2,715,316	1,476,381

Total operating expenses	2,886,910	1,534,393

Income from operations	2,751,555	669,818

Other income (expense)
Interest expense	(141,515)	(59,084)
Total other income (expense)	(141,515)	(59,084)

Income before provision for income taxes and noncontrolling interest	2,610,040	610,734

Provision for income taxes	–	–

Net income before noncontrolling interest	2,610,040	610,734

Net loss attributable to the noncontrolling interest	(444)	(950)

Net income attributable to 3Pea International, Inc.	$2,610,484	$611,684

Net income per common share - basic	$0.07	$0.02
Net income per common share - fully diluted	$0.06	$0.01

Weighted average common shares outstanding - basic	38,808,085	38,934,053
Weighted average common shares outstanding - fully diluted	42,405,846	42,394,553

Contacts

Company Contact:
3PEA International, Inc.
Brian Polan, 1-702-749-7234
VP Corporate Finance
bpolan@3pea.com
www.3pea.com
or
Investor Relations:
MZ North America
Greg Falesnik, 1-949-385-6449
Senior Vice President
Greg.Falesnik@mzgroup.us
www.mzgroup.us

Source: 3PEA International, Inc.

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